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                               BOARD CHANGE AGREEMENT

                                       AMONG

                                  INCOMNET, INC.,

                      THE CURRENT DIRECTORS OF INCOMNET, INC.

                                        AND

                                   JOHN P. CASEY



                                  AUGUST 28, 1998

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                                 TABLE OF CONTENTS

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1. RESIGNATION AND APPOINTMENT OF DIRECTORS; BOARD MATTERS . . . . . . . . . . . . .3
     1.1. Resignation of Directors.. . . . . . . . . . . . . . . . . . . . . . . . .3
     1.2. Appointment of Directors.. . . . . . . . . . . . . . . . . . . . . . . . .3
     1.3. Committees of New Board. . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.4. Reelection of Silverman. . . . . . . . . . . . . . . . . . . . . . . . . .4
     1.5. Number of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . .4

2. CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

3. REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.1. Representations of Individuals.. . . . . . . . . . . . . . . . . . . . . .6
     3.2. Company Representations to Individuals.. . . . . . . . . . . . . . . . . .7
     3.3. Additional Company Representations to Casey. . . . . . . . . . . . . . . .7
     3.4. Additional Casey Representations to Company. . . . . . . . . . . . . . . .8

4. COVENANTS OF COMPANY AND CURRENT BOARD PRIOR TO CLOSING . . . . . . . . . . . . .8
     4.1. Access; Shareholders' List.. . . . . . . . . . . . . . . . . . . . . . . .8
     4.2. Required Approvals; Conditions.. . . . . . . . . . . . . . . . . . . . . .9
     4.3. Notification.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     4.4. Stand Still. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

5. COVENANTS OF CASEY PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . 10
     5.1. Required Approvals; Conditions.. . . . . . . . . . . . . . . . . . . . . 10
     5.2. Notification.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

6. ADDITIONAL AND CONTINUING COVENANTS . . . . . . . . . . . . . . . . . . . . . . 12
     6.1. Additional Financing.. . . . . . . . . . . . . . . . . . . . . . . . . . 12
     6.2. Assignment of Cohen Option.. . . . . . . . . . . . . . . . . . . . . . . 12
     6.3. Increase in Number of Authorized Shares. . . . . . . . . . . . . . . . . 13
     6.4. Exercise of Cohen Option by Casey; Redemption of Cohen
          Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     6.5. Inability to Redeem Cohen Option or Cohen Preferred Stock;
          Conversion of Cohen Preferred Stock into Common Stock;
          Agreement to Conduct Offering of Common Stock. . . . . . . . . . . . . . 13
     6.6. Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
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7. CONDITIONS PRECEDENT TO CASEY'S OBLIGATION TO CLOSE . . . . . . . . . . . . . . 15
     7.1. Approval and Conditional Appointment of Casey Board Designee.. . . . . . 15
     7.2. Class Action Lawsuit Settlement. . . . . . . . . . . . . . . . . . . . . 15
     7.3. Directors' and Officers' Insurance Coverage. . . . . . . . . . . . . . . 15
     7.4. Rescission of Autonomy Agreement.. . . . . . . . . . . . . . . . . . . . 15
     7.5. Rescission of Supermajority Bylaw Provision. . . . . . . . . . . . . . . 15
     7.6. Cohen Group Approval.. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.7. NTC Secured Creditor Matters; No Liquidation Proceedings.. . . . . . . . 16
     7.8. Information Statement. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.9. Accuracy of Representations. . . . . . . . . . . . . . . . . . . . . . . 16
     7.10. Performance of Covenants. . . . . . . . . . . . . . . . . . . . . . . . 16
     7.11. Additional Documents. . . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.12. No Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . 17

8. CONDITIONS PRECEDENT TO COMPANY'S AND CURRENT BOARD'S OBLIGATION TO CLOSE . . . 17
     8.1. Approval and Conditional Appointment of Casey Board Designee.. . . . . . 17
     8.2  Cohen Group Approval . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     8.3. Information Statement. . . . . . . . . . . . . . . . . . . . . . . . . . 17
     8.4. Accuracy of Representations. . . . . . . . . . . . . . . . . . . . . . . 19
     8.5. Performance of Covenants.. . . . . . . . . . . . . . . . . . . . . . . . 19
     8.6. Additional Documents.. . . . . . . . . . . . . . . . . . . . . . . . . . 19
     8.7. No Legal Proceedings.. . . . . . . . . . . . . . . . . . . . . . . . . . 19

9. SPECIFIC RELEASES; COVENANT NOT TO SUE AND RELATED MATTERS. . . . . . . . . . . 19
     9.1. Specific Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     9.2. Covenant not to Sue. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     9.3. Waiver of Statutory Provision. . . . . . . . . . . . . . . . . . . . . . 20
     9.4. Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     9.5. Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     9.6. Maintenance of D&O Insurance.. . . . . . . . . . . . . . . . . . . . . . 22
     9.7. Enforcement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

10. TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     10.1. Termination Events. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     10.2. Effect of Termination.. . . . . . . . . . . . . . . . . . . . . . . . . 23

11. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     11.1. Rules of Construction.. . . . . . . . . . . . . . . . . . . . . . . . . 24
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     11.2. Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     11.3. Survival of Representations and Covenants.. . . . . . . . . . . . . . . 25
     11.4. Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     11.5. Equitable Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     11.6. Entire Agreement; Amendment.. . . . . . . . . . . . . . . . . . . . . . 25
     11.7. Successors; Assignment. . . . . . . . . . . . . . . . . . . . . . . . . 26
     11.8. Governing Law.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     11.9. Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     11.10. Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     11.11. Further Assurances.. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     11.12. Waiver.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     11.13. Severability.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
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                               BOARD CHANGE AGREEMENT


       This Board Change Agreement (this "Agreement") is made and entered into as of August 28, 1998, by and among Incomnet, Inc., a California corporation (the "Company"), Richard Horowitz, an individual ("Horowitz"), Rolf Lesem, an individual ("Lesem"), Melvyn Reznick, an individual ("Reznick"), Howard Silverman, an individual ("Silverman"), David Wilstein, an individual ("Wilstein"), Nancy Zivitz, an individual ("Zivitz"), and John
P. Casey, an individual ("Casey").

                                  R E C I T A L S

       A. The current members of the Board of Directors of the Company are Horowitz, Lesem, Reznick, Silverman, Wilstein and Zivitz (collectively, the "Current Board").

       B. Casey beneficially owns 6,137,504 shares of the Common Stock ("Common Stock") representing approximately 31% of the Company's outstanding Common Stock as more fully described in the Schedule 13D filed by Casey (listing the Company as the issuer) with the Securities and Exchange Commission (the "SEC") on April 7, 1998 and as subsequently amended (as amended, the "Casey Schedule 13D").

       C. As more fully described in the Casey Schedule 13D, Casey has an option (the "Cohen Option") to purchase shares of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (collectively, the "Preferred Stock"), pursuant to the Option Agreement dated as of July 15, 1998 (the "Option Agreement"), among Casey, Robert Cohen, Stefanie Rubin, Allyson Cohen, Jeffrey Cohen, Alan Cohen, Lenore Katz, Broadway Partners, Meryl Cohen, Gabrielle Cohen, Jaclyn Cohen, Erica Cohen and Nicole Cohen (collectively, the "Cohen Group"). Under the Option Agreement, Casey has the right to purchase 1,598.211 shares of Preferred Stock (the "Cohen Preferred Stock") for $2.3 million plus certain accrued dividends and penalties as provided in the Option Agreement (the "Cohen Exercise Price"). The Preferred Stock is convertible into shares of the Common Stock. As disclosed in the Casey Schedule 13D, Casey believes that, if he exercised the Cohen Option to acquire the Cohen Preferred Stock and elected to convert the Cohen Preferred Stock into shares of the Common Stock, these shares, upon issuance, would represent approximately 27% of the post-conversion outstanding Common Stock. All of the Company's authorized Common Stock is currently issued and outstanding and, accordingly, the Company currently does not have shares of its Common Stock available for issuance in order to meet its obligations to issue Common Stock upon conversion of the outstanding shares of

Preferred Stock and certain other outstanding options and warrants to purchase Common Stock.

       D. The Cohen Group previously attempted to convert the Cohen Preferred Stock on June 10 and 11, 1998. Since the Company did not have any authorized shares of Common Stock available for issuance at that time, it was unable to issue those shares of Common Stock to the Cohen Group. Under the Option Agreement, Casey acquired all rights and claims of the Cohen Group relating to the Cohen Preferred Stock.

       E. With approximately 31% of the outstanding shares of the Common Stock that Casey already beneficially owns, after giving effect to the conversion of the Cohen Preferred Stock and issuance of the underlying Common Stock at the conversion price for the Cohen Preferred Stock on June 10 and 11, 1998, Casey would own approximately 47% of the Common Stock that would be outstanding immediately following the exercise of the Cohen Option and conversion of the Cohen Preferred Stock into shares of the Common Stock.

       F. The Company's wholly owned subsidiary, National Telephone & Communications, Inc. ("NTC"), is in default under a secured credit facility (the "First Bank Credit Facility") provided by First Bank & Trust Company of Newport Beach ("First Bank"), under which NTC's obligations are secured by, among other things, NTC's accounts receivable. First Bank has agreed to forbear any rights it has against NTC under this facility until August 28, 1998.

       G. NTC is in default on its obligations to make certain payments to WorldCom Network Services, Inc. ("WorldCom") under the Amended Carrier Switched Services Agreement dated May 12, 1997 (the "WorldCom Agreement"), between NTC and WorldCom. The payments owed to WorldCom by NTC under the WorldCom Agreement are secured by, among other things, NTC's customer accounts. WorldCom has agreed to forbear any rights it has against NTC under the WorldCom Agreement until August 28, 1998.

       H. A class action lawsuit is pending against the Company in the United States District Court for the Central District of California entitled SANDRA GAYLES ET. AL V. SAM D. SCHWARTZ AND INCOMNET, INC. (CASE NO. CV95-0399 AWT (BQRX) (the "Class Action Lawsuit").

       I. It is the intent of the parties that all members of the Current Board except for Silverman resign and that Casey, John Hill, Jr. ("Hill") and one person to be designated by Casey (the "Casey Board Designee") be appointed to the Company's Board of Directors, on the terms and subject to the conditions set forth herein (such change in Board composition is referred to herein as the "Board Change"). Thus, upon satisfaction

                                       2

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of these conditions and the completion of the matters set forth in this
Agreement, the members of the Company's Board of Directors will be Silverman, Casey, Hill and the Casey Board Designee (collectively, the "New Board").

       J. WorldCom and First Bank have conditioned additional forbearance with respect to the defaults by NTC under the WorldCom Agreement and the First Bank Credit Facility, respectively, on the execution of this Agreement providing for the Board Change. The Current Board and/or representatives of the Company have met with Casey on various occasions to discuss his plans and current intentions with respect to the recapitalization and revitalization of the Company and NTC. The Current Board has determined that the Board Change is in the best interests of the Company and its shareholders.

                                  A G R E E M E N T

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     RESIGNATION AND APPOINTMENT OF DIRECTORS; BOARD MATTERS

     1.1.      RESIGNATION OF DIRECTORS.

       Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 2), the resignations of Horowitz, Lesem, Reznick, Wilstein and Zivitz from the Company's Board of Directors (the "Board") shall be effective.

     1.2.      APPOINTMENT OF DIRECTORS.

       Subject to the terms and conditions of this Agreement, immediately following the Effective Time, the appointment to the Board of Casey, Hill and, if designated by Casey and approved by the Current Board as provided herein, the Casey Board Designee shall be effective. Silverman shall remain as a member of the Board following the Effective Time.

     1.3.      COMMITTEES OF NEW BOARD.

       The New Board shall form and appoint Board members to an audit committee (the "Audit Committee"), compensation committee (the "Compensation Committee") and a committee to resolve any issues relating to transactions involving Casey in his individual capacity (the "Disinterested Director Committee"). The Company shall, and Casey shall use commercially reasonable efforts to cause the New Board to, offer Silverman the opportunity to be a member of the Audit Committee, Compensation Committee and Disinterested Director Committee and, if the
Company forms such a committee, the Executive Committee.

     1.4.      REELECTION OF SILVERMAN.

       Subject to applicable law, following the Effective Time, the Company shall, and Casey shall use commercially reasonable efforts to cause the Company to, nominate Silverman for reelection to the Board at the next annual meeting of shareholders of the Company, provided that he has not resigned from the Board prior to the mailing to the Company's shareholders of the proxy statement for such meeting. If Silverman should cease to be a director of the Company for any reason (whether through voluntary resignation, removal for cause, death, disability or any other reason), no party, other than the then current members of the Board in accordance with the Company's Articles of Incorporation, as amended (the "Articles"), and Bylaws, as amended (the "Bylaws" and together with the Articles, the "Organizational Documents"), shall have the right to designate or appoint a successor to Silverman on the Board.

     1.5.      NUMBER OF DIRECTORS.

       Following the Closing, the New Board may, but shall be under no obligation to, appoint additional members of the Board who may be identified from time to time, all in accordance with the Organizational Documents.

2.   CLOSING

       At 10:00 a.m. on the first business day after the satisfaction or waiver of the conditions in SECTION 7 and SECTION 8 or at such later time and date as Casey and the Current Board may agree (the "Effective Time"), the conditional resignations of Horowitz, Lesem, Reznick, Wilstein and Zivitz from the Board shall be in effect and no longer subject to any condition and, immediately thereafter the appointment of Casey, Hill and the Casey Designee to the Board shall be in effect and no longer subject to any condition (such resignation and appointment, the "Closing"). At 10:00 a.m. (Los Angeles time) on the date of the Closing (the "Closing Date"), the Current Board shall cause to be delivered to Casey at the offices of Heller Ehrman White & McAuliffe, counsel to Casey, such documents as may be reasonably requested by Casey, including documents evidencing satisfaction of the conditions set forth in this Agreement that are within the possession or control of the Company or the Current Board. At 10:00 a.m. (Los Angeles time) on the Closing Date, Casey shall cause to be delivered to the Current Board at the offices of Heller Ehrman White & McAuliffe, counsel to Casey, such documents as may

                                       4

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be reasonably requested by the Company and the Current Board, including documents evidencing satisfaction of the conditions set forth in this Agreement that are within the possession or control of Casey.

3.   REPRESENTATIONS AND WARRANTIES

     3.1.      REPRESENTATIONS OF INDIVIDUALS.

       Each individual who is a party to this Agreement represents and warrants to all other parties to this Agreement as follows:

     (a) this Agreement constitutes the legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms, subject to general principles of equity and laws relating to the enforcement of creditors' rights generally;

     (b) to such individual's knowledge, except for the Contracts (defined below) identified in SCHEDULE 3.1, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Board Change will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person (defined below) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which such individual is a party; and

     (c) the description of such individual and any other matters between such individual and the Company to be contained in the Information Statement (as defined in SECTION 7.8) and any other information supplied in writing by such individual to the Company for inclusion in the Information Statement will be complete and accurate in all material respects when made and at the Closing and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

For purposes of this Agreement, (i) the term "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other similar entity and (ii) the term "Contract" means any express agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

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

     3.2.      COMPANY REPRESENTATIONS TO INDIVIDUALS.

       The Company represents and warrants to all other parties to this Agreement as follows:

     (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of California, having all corporate powers to execute, deliver and perform its obligations under this Agreement;

     (b) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company's corporate powers and has been duly authorized by all necessary corporate action;

     (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to general principles of equity and laws relating to the enforcement of creditors' rights generally; and

     (d) neither the execution and delivery of this Agreement nor the consummation or performance of any of the Board Change will, directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or any of its subsidiaries , or (B) any resolution adopted by the board of directors or the shareholders of the Company or any of its subsidiaries or (ii) except for the Contracts identified in SCHEDULE 3.2, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Company or its subsidiaries is a party or by which the Company or any of its subsidiaries is bound.

     3.3.      ADDITIONAL COMPANY REPRESENTATIONS TO CASEY.

       The Company represents and warrants to Casey as follows:

     (a) at a meeting of the Current Board that was noticed and called in accordance with the Organizational Documents, resolutions of the Board were duly adopted approving (i) the acceptance of the resignations of Horowitz, Lesem, Reznick, Wilstein and Zivitz from the Board and any office of the Company, such resignations effective on the Effective Time and (ii) the appointment of Casey and Hill as directors of the Company, such appointments effective immediately following the Effective Time; and

     (b) the Company and all of its subsidiaries have complied (and until the Effective Time will comply) in all material respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the payment and withholding of Taxes (defined below), including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other federal, state, county or local laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material amounts required by applicable law. For purposes of this Agreement, the term "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such Taxes; and

     (c) other than the written information supplied by individuals to the Company for inclusion in the Information Statement, the Information Statement will be complete and accurate in all material respects when filed with the SEC and at the Closing Date and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.4.      ADDITIONAL CASEY REPRESENTATIONS TO COMPANY.

       Casey represents and warrants to the Company that he has no current reason to believe that he would not have the financial resources necessary to exercise the Cohen Option in accordance with the terms and conditions set forth in this Agreement and the Cohen Option.

4.   COVENANTS OF COMPANY AND CURRENT BOARD PRIOR TO CLOSING

     4.1.      ACCESS; SHAREHOLDERS' LIST.

       From the date of this Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries and its Representatives (defined below) to, (a) afford Casey and his Representatives reasonable access to the books and records, contracts and other documents and data and personnel and Representatives of the Company and its subsidiaries, (b) furnish Casey and his Representatives with copies of all such books and records, and contracts and other existing documents and data as Casey or his Representatives may reasonably request, and (c) furnish Casey and his Representatives with such additional financial, operating, and other data and information concerning the

Company and its subsidiaries as Casey and his Representatives may reasonably request. In addition, the Company shall cause to be delivered to Casey within three business days after execution of this Agreement a list of all shareholders of record as of the date of the Agreement. Notwithstanding anything else to the contrary in this SECTION 4.1, the Company and its subsidiaries shall not be required to disclose documents, the disclosure of which to Casey, based on advice of legal counsel, will likely invalidate a claim of attorney-client privilege or attorney work product privilege relating to such documents provided that the Company or its subsidiaries has a good faith claim of such privilege. For purposes of this Agreement, the term "Representatives" means any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, insurance brokers and carriers and financial and other advisors.

     4.2.      REQUIRED APPROVALS; CONDITIONS.

       From the date of this Agreement until the Effective Time, the Company and the Current Board shall, and shall cause each of the Company's subsidiaries to cooperate with Casey with respect to all filings that Casey elects to make or is required by law to make in connection with the Board Change or any other matter contemplated under this Agreement. From the date of this Agreement until the Effective Time, the Company and the Current Board shall use commercially reasonable efforts to cause the conditions set forth in SECTION 7 and SECTION 8 to be satisfied, including filing with the SEC and mailing to the Company's shareholders of the Information Statement referenced in SECTION 7.8 and SECTION 8.2; provided, however, that the Company and the Current Board shall not file or mail the Information Statement without the prior written consent of Casey, such consent not to be unreasonably withheld.

     4.3.      NOTIFICATION.

       From the date of this Agreement until the Effective Time, the Company and the Current Board will promptly notify Casey in writing if the Company or the Current Board becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Company or the Current Board as of the date of this Agreement, or if the Company or the Current Board becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. From the date of this Agreement until the Effective Time, the Company and the Current Board will promptly notify Casey of the occurrence of any breach of any covenant of the Company and the Current Board in this SECTION 4 or of the occurrence of any event that may make the satisfaction of the conditions set forth in SECTION 7 and SECTION 8 impossible or unlikely. From the date of this Agreement until the Effective Time, the Company shall promptly notify Casey of any development or matter that will likely have a material effect on the business, financial condition or results of operation of the Company or any of its subsidiaries.

     4.4.      STAND STILL.

       From the date of the Agreement until the Effective Time (the "Stand Still Period"), unless Casey otherwise consents in writing, the Company shall not, and shall cause all of its subsidiaries not to, directly or indirectly, initiate on its own or solicit or encourage any inquiries or proposals from, discuss or negotiate with, provide non-public information to, or consider any unsolicited inquiries from any third party, in connection with any of the following:

     (a) any amendment of the organizational documents of the Company or any of its subsidiaries;

     (b) any extraordinary corporate transaction (merger, sale of assets, sale of securities or other similar transaction, declaration of dividend or adoption of shareholder rights plan) or any agreement to incur any material liability (loans for borrowed money or settlement of litigation, including the Class Action Lawsuit); or

     (c) any increase or agreement to increase compensation payable to directors, employees or consultants or enter into severance or termination arrangements affecting directors, consultants or employees or any amendment to any employee plans or any grant of any options, warrants or rights to purchase securities of the Company or any of its subsidiaries.

Notwithstanding the foregoing, the Company may (i) enter into the sublease at 2811 East Main under the terms set forth in the term sheet dated July 17, 1998 and (ii) obtain debt financing on terms substantially similar to those previously proposed by a financial institution in July 1998. In addition, if the Company or any subsidiary proposes to enter into short-term financing arrangements while the provisions in this SECTION 4.4 are in effect, Casey's consent permitting the Company to do so shall not be unreasonably withheld.

5.   COVENANTS OF CASEY PRIOR TO CLOSING

     5.1.      REQUIRED APPROVALS; CONDITIONS.

       From the date of this Agreement until the Effective Time, Casey shall cooperate with the Company and its subsidiaries with respect to all filings that each of them elects to make or is required by law to make in connection with the Board Change or any other matter contemplated under this Agreement. From the date of this Agreement until the

Effective Time, Casey shall use commercially reasonable efforts to cause the conditions set forth in SECTION 7 and SECTION 8 to be satisfied.

     5.2.      NOTIFICATION.

       From the date of this Agreement until the Effective Time, Casey shall promptly notify the Company in writing if Casey becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Casey as of the date of this Agreement, or Casey becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. From the date of this Agreement until the Effective Time, Casey shall promptly notify the Company in writing of the occurrence of any breach of any covenant of Casey in this SECTION 5 or of the occurrence of any event that may make the satisfaction of the conditions in
SECTION 7 or SECTION 8 impossible or unlikely.

6.   ADDITIONAL AND CONTINUING COVENANTS

     6.1.      ADDITIONAL FINANCING.

       Following the Closing, Casey shall use commercially reasonable efforts to secure additional equity or debt financing for the Company and its subsidiaries and cause the New Board to consider all options available to the Company and its subsidiaries to improve their liquidity consistent with their needs; provided, however, that under no circumstance shall Casey be required under this Agreement to personally guarantee the obligations of the Company or any of its subsidiaries or make a loan to, or an equity investment in, the Company or any of its subsidiaries.

     6.2.      ASSIGNMENT OF COHEN OPTION.

       Following the Closing, Casey shall assign the Cohen Option to the Company on condition that (a) the Company is financially able to purchase or redeem the Cohen Preferred Stock at the Cohen Exercise Price prior to the termination of the Cohen Option, (b) the Cohen Group consents to such assignment, (c) the Company agrees to exercise the Cohen Option and redeem the Cohen Preferred Stock at the Cohen Exercise Price prior to the termination of the Cohen Option and (d) the Company agrees to reimburse Casey for all costs and expenses incurred by Casey in connection with acquiring and assigning the Cohen Option (including the amount paid by Casey to secure the Cohen Option, reasonable attorneys' fees and carrying costs relating thereto), such amount to be approved by Casey and the Company at the time of such assignment. The term "Cohen Exercise Price" means $2.3 million plus certain accrued dividends and penalties as provided in the Option Agreement. For purposes of determining whether the Company is financially able to redeem the Cohen Preferred Stock, the Company must have cash on hand necessary to undertake such a transaction taking into account the other cash requirements of the Company and its subsidiaries and also meet all requirements under applicable law, including Section 500 ET SEQ. of the California General Corporation Law and any applicable contractual restrictions.

     6.3.      INCREASE IN NUMBER OF AUTHORIZED SHARES.

       Following the Closing, subject to applicable law, at the next shareholders' meeting called for any purpose, the Company shall cause, and Casey shall use commercially reasonable efforts to cause, a proxy statement to be prepared and mailed to the Company's shareholders soliciting their approval to amend the Articles to increase the number of authorized shares of Common Stock to 50 million shares (the "Amendment to Articles"). Following the Closing, Casey hereby agrees to vote in favor of the Amendment to Articles at any shareholders' meeting duly called for that purpose all shares of Common Stock beneficially owned by him that he is entitled to vote at such meeting.

     6.4.      EXERCISE OF COHEN OPTION BY CASEY; REDEMPTION OF COHEN
PREFERRED STOCK.

       Following the Closing, if the Company is not financially able to redeem the Cohen Preferred Stock prior to the termination of the Cohen Option (or the Cohen Group does not consent to such assignment), Casey shall exercise the Cohen Option prior to its termination. Following the Closing, for a maximum of the one-year period beginning on the date the Cohen Option is exercised by Casey and ending on the one-year anniversary of that exercise date (the "Redemption Period"), Casey shall hold the Cohen Preferred Stock. If the Company is financially able to redeem the Cohen Preferred Stock during the Redemption Period, following the Closing, (i) the Company shall give written notice to Casey of its financial ability to redeem the Cohen Preferred Stock, (ii) Casey shall promptly assign and transfer the Cohen Preferred Stock to the Company and (iii) on such date of transfer, the Company shall reimburse Casey for all costs and expenses incurred by Casey in connection with acquiring, exercising and assigning the Cohen Option (including the amount paid by Casey to secure the Cohen Option, the Cohen Exercise Price, reasonable attorneys' fees and carrying costs relating thereto), such amount to be approved by Casey and the Company at the time of such assignment.

     6.5. INABILITY TO REDEEM COHEN OPTION OR COHEN PREFERRED STOCK; CONVERSION OF COHEN PREFERRED STOCK INTO COMMON STOCK; AGREEMENT TO CONDUCT OFFERING OF COMMON STOCK.

     (a) If, following the Closing, the Company is not financially able to redeem the Cohen Preferred Stock before expiration of the Redemption Period, then as soon as practicable after the later of the expiration of the Redemption Period and the approval by shareholders of the Amendment to Articles, Casey shall tender the Cohen

Preferred Stock for conversion and the Company shall convert the Cohen Preferred Stock into that number of shares of Common Stock that the holders of Cohen Preferred Stock would have been entitled to receive had the Company been able to convert the Cohen Preferred Stock when tendered for conversion on June 10 and 11, 1998 (the "Cohen Common").

     (b) If the Cohen Preferred Stock is not redeemed by the Company before expiration of the Redemption Period and the Cohen Preferred Stock is converted into shares of Common Stock pursuant to SECTION 6.5(a), then as soon as is reasonably practicable, Casey shall commence an offering of the Cohen Common on a pro rata basis to the Company's shareholders (including Casey) as of a certain record date to be announced by the Company ("Record Holders"). The purchase price for the Cohen Common in such offering shall be the sum of (i) all costs and expenses incurred by Casey in connection with acquiring and exercising the Cohen Option (including the amount paid by Casey to secure the Cohen Option, the Cohen Exercise Price, reasonable attorneys' fees and carrying costs relating thereto) and (ii) all costs and expenses attributable to the offering of the Cohen Common (including any SEC registration fee, state securities law fees, reasonable attorneys' fees, reasonable accounting fees, all such amounts to be approved by Casey and the Company at the time of such offering). To the extent that the Cohen Common is undersubscribed for during the initial round of the offering, Casey shall be obligated in such offering to make a second round offer on a pro rata basis to the subscribing Record Holders. If the offering is not fully subscribed after the second round, Casey shall be entitled to offer the balance of the Cohen Common to the parties designated by him (including Casey) in his sole discretion.

     6.6.      CONFIDENTIALITY.

       From the date of this Agreement and continuing after the Closing, Casey shall keep confidential from, and shall not disclose to, third parties other than the Company all documents and other information concerning the Company and its subsidiaries, and their officers and directors, provided to him or produced on his behalf by his Representatives prior to the Closing Date that are covered by the attorney-client privilege or attorney work product doctrine (the "Privileged Documents"), except with the prior written consent of Silverman. All of the foregoing obligations and restrictions do not apply to that part of the Privileged Documents that Casey demonstrates was or becomes generally available to the public other than as a result of a disclosure by Casey or Casey's Representatives. If Casey or any of Casey's Representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or are required by a regulatory body to make any disclosure that is prohibited by this Agreement, Casey or such Representative, as the case may be, shall provide at least two members of the Current Board with prompt notice of such request so that the Current Board may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, Casey or such Representative may furnish that portion (and only that portion) of the Privileged Documents that, upon the written advice of legal counsel, is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material penalty.

7.   CONDITIONS PRECEDENT TO CASEY'S OBLIGATION TO CLOSE

       Casey's obligation to effect the Board Change and take such other actions required to be taken by Casey at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Casey, in whole or in part):

     7.1.      APPROVAL AND CONDITIONAL APPOINTMENT OF CASEY BOARD DESIGNEE.

       The Casey Board Designee and any executive officer proposed by the New Board to have positions with the Company or NTC at or immediately following the Effective Time and who must be identified in the Information Statement referred to in SECTION 7.8 must have been disclosed to, and approved by, the Current Board, such approval not to be unreasonably withheld. The Current Board shall have approved resolutions at a meeting of the Current Board duly held in accordance with the Bylaws which provide for the appointment of the Casey Board Designee as a director of the Board, such appointment to be effective at the Effective Time.

     7.2.      CLASS ACTION LAWSUIT SETTLEMENT.

       A settlement agreement shall have been entered into among the named parties to the Class Action Lawsuit pending against the Company on terms reasonably acceptable to Casey.

     7.3.      DIRECTORS' AND OFFICERS' INSURANCE COVERAGE.

       The Company shall have in effect directors' and officers' insurance coverage with such policy amounts and on such terms as are acceptable to Casey.

     7.4.      RESCISSION OF AUTONOMY AGREEMENT.

       The Company and NTC shall have caused the agreement dated January 28, 1997 (the "Autonomy Agreement"), between the Company and NTC to be terminated promptly and no later than three business days following the date of this Agreement.

     7.5.      RESCISSION OF SUPERMAJORITY BYLAW PROVISION.

       On November 5, 1997, the Board adopted an amendment to the Bylaws (the "Supermajority Bylaw Provision") requiring that all formal resolutions, acts and decisions of the Board must be approved by a majority vote plus one director. The Company shall have rescinded the Supermajority Bylaw Provision by adopting an amendment to the Bylaws to eliminate the Supermajority Bylaw Provision, such rescission to be effective on or prior to the Effective Time.

     7.6.      COHEN GROUP APPROVAL.

       The consent or agreement of the Cohen Group approving of (and authorizing Casey to vote in favor of) the Amendment to Articles at the next meeting of the Company's shareholders shall have been obtained.

     7.7.      NTC SECURED CREDITOR MATTERS; NO LIQUIDATION PROCEEDINGS.

       WorldCom shall have withdrawn its letter advising NTC of WorldCom's intention to terminate services under the WorldCom Agreement. First Bank and WorldCom shall have agreed to forbear their rights to foreclose on the collateral given to them, and otherwise enforce their rights upon default under, the First Bank Credit Facility and the WorldCom Agreement, respectively, on terms acceptable to Casey. Neither the Company nor any of its subsidiaries shall have commenced any liquidation proceedings, filed a voluntary or involuntary petition under the federal bankruptcy laws or approved an assignment for the benefit of creditors.

     7.8.      INFORMATION STATEMENT.

       The Company shall have filed and mailed an information statement (the "Information Statement") in accordance with Rule 14f-1 under the Exchange Act. The ten-day waiting period required under Rule 14f-1 under the Exchange Act following mailing of the Information Statement shall have lapsed.

     7.9.      ACCURACY OF REPRESENTATIONS.

       All of the representations and warranties of the Company and the Current Board set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Effective Time as if made on the Effective Time.

     7.10.     PERFORMANCE OF COVENANTS.

       Each of the covenants and obligations that the Company and the Current Board are required to perform or to comply with pursuant to this Agreement at or prior to Closing shall have been duly performed and complied with in all material respects.

     7.11.     ADDITIONAL DOCUMENTS.

       Casey shall have received all documents reasonably requested by Casey for the purpose of (a) evidencing the accuracy of any of the representations and warranties of the Company and the Current Board, (b) evidencing the performance by the Company and the Current Board of any covenant or obligation required to be performed or complied with by the Company or the Current Board, (c) evidencing the satisfaction of any condition referred to in this SECTION 7 and (d) otherwise facilitating the completion of the Board Change.

     7.12.     NO LEGAL PROCEEDINGS.

       No decree, injunction, judgment, order, ruling, assessment or writ (collectively, "Order") shall have been declared, entered, issued, or enforced by any governmental entity which prohibits or restricts (or if successful, would prohibit or restrict) the Board Change or other transactions contemplated in this Agreement.

8.   CONDITIONS PRECEDENT TO COMPANY'S AND CURRENT BOARD'S OBLIGATION TO CLOSE

       The obligations of the Company and the Current Board to effect the Board Change and take such other actions required to be taken by the Company and the Current Board at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company and the Current Board, in whole or in part):

     8.1.      APPROVAL AND CONDITIONAL APPOINTMENT OF CASEY BOARD DESIGNEE.

       The Casey Board Designee and any executive officer proposed by the New Board to have positions with the Company or NTC at or immediately following the Effective Time and who must be identified in the Information Statement must have been disclosed to, and approved by, the Current Board, such approval not to be unreasonably withheld.

     8.2.      COHEN GROUP APPROVAL.

       The consent or agreement of the Cohen Group approving of an increase in the authorized number of shares of the Common Stock at the next meeting of the Company's shareholders shall have been obtained.

     8.3.      INFORMATION STATEMENT.

       The Company shall have filed and mailed the Information Statement in accordance with Rule 14f-1 under the Exchange Act. The ten-day waiting period required under Rule 14f-1 under the Exchange Act following mailing of the Information Statement shall have lapsed.

     8.4.      ACCURACY OF REPRESENTATIONS.

       All of the representations and warranties of Casey set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Effective Time as if made on the Effective Time.

     8.5.      PERFORMANCE OF COVENANTS.

       Each of the covenants and obligations that Casey is required to perform or to comply with pursuant to this Agreement at or prior to Closing shall have been duly performed and complied with in all material respects.

     8.6.      ADDITIONAL DOCUMENTS.

       The Company and the Current Board shall have received all documents reasonably requested by them for the purpose of (a) evidencing the accuracy of any of the representations and warranties of Casey, (b) evidencing the performance by Casey of any covenant or obligation required to be performed or complied with by Casey, (c) evidencing the satisfaction of any condition referred to in this SECTION 8 and (d) otherwise facilitating the completion of the Board Change.

     8.7.      NO LEGAL PROCEEDINGS.

       No Order shall have been declared, entered, issued, or enforced by any governmental entity which prohibits or restricts (or if successful, would prohibit or restrict) the Board Change or other transactions contemplated in this Agreement.

9.   SPECIFIC RELEASES; COVENANT NOT TO SUE AND RELATED MATTERS

     9.1.      SPECIFIC RELEASES.

       At the Effective Time, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, on behalf of himself and, to the fullest extent permitted by law, each of his Related Persons (as defined below) (each, a "Releasor"), hereby fully releases and forever discharges each of the other parties hereto (each, a "Releasee") and each of their past, present and future officers, directors, stockholders, agents, attorneys, accountants, financial advisors, representatives, employees, executors, administrators, heirs, spouses, successors and assigns (each, a "Releasee Affiliate") from any and all liability, obligation and responsibility for any and all Claims (as defined below).

     9.2.      COVENANT NOT TO SUE.

       At the Effective Time, each Releasor covenants and agrees not to participate in, commence or to permit (to the extent within their control) the assertion or commencement of any demand, allegation, litigation or similar proceeding or action relating to any Claim, including, without limitation, by or through the Company, and not to encourage, assist or cooperate with any person pursuing or asserting any Claim, against any Releasee or any Releasee Affiliate.

     9.3.      WAIVER OF STATUTORY PROVISION.

       Each Releasor hereby waives the provisions of Section 1542 of the California Civil Code only to the extent it applies to the releases given by such Releasor in SECTION 9.1. Section 1542 of the California Civil Code provides as follows:

       A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     9.4.      INDEMNITY.

     (a) At the Effective Time, without in any way limiting any of the rights and remedies otherwise available to any Releasee, each party hereto (each, an "Indemnitor"), severally and not jointly, shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of such Indemnitor or any of his Related Persons of any claim or other matter purported to be released pursuant to the release set forth in SECTION 9.1 and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Indemnitor or any of his Related Persons against such third party of any claims or other matters purported to be released pursuant to the release set forth in SECTION 9.1.

     (b) For the period of any applicable statute of limitations, the Company shall, and no party hereto shall take any action to impair the ability or power of the Company to, indemnify and hold harmless each person who is or who has been a director or officer of the Company in respect of acts and omissions occurring through the date on which such person shall have ceased to be a director and officer of the Company, as the case may be, to the full extent permitted by applicable law. All parties agree that all rights of indemnification or limitations on liability now existing in favor of any such person entitled to indemnification or any other party hereto as provided (i) in the Organizational Documents, (ii) in any indemnification agreement between the Company and any such person or (iii) pursuant to applicable law, shall survive and continue in full force and effect until expiration of any applicable statute of limitations period, provided that all rights to indemnification in respect to any claim or claims asserted or made within such period shall continue until the final disposition of all such claims.

     9.5.      CERTAIN DEFINITIONS.

     (a) As used in this Agreement, with respect to a specified Releasor or Indemnitor who is an individual, the term "Related Person" means (i) each other member of such individual's Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). For purposes of this Agreement, the term "Family" means (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual. Further, for purposes of this Agreement, the term "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of any Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in any Person.

     (b) As used in this Agreement, with respect to a specified Releasor or Indemnitor which is not an individual, the term "Related Person" means (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Releasor or Indemnitor, (ii) any individual or Person that holds a Material Interest in such specified Releasor or Indemnitor, (iii) each individual that serves as a director, officer, partner, executor, or trustee of such specified Releasor or Indemnitor (or in a similar capacity), (iv) any Person in which such specified Releasor or Indemnitor holds a Material Interest, (v) any Person with respect to which such specified Indemnitor serves as a general partner or a trustee (or in a similar capacity) and (vi) any Related Person of any individual described in clause (ii) or (iii) of this SECTION 9.5.

     (c) As used in this Agreement, the term "Claim" means any actual or alleged liability, claim, action, suit, cause of action, obligation, debt, controversy, dispute, promise, contract, lien, judgment, account, representation, covenant, agreement, demand of any kind or nature, whether known or unknown, foreseen or unforeseen, both at law and in equity, that any Releasor may or could have had or now or hereafter may have against the respective Releasees arising out of, relating to or connected in any way with (i) the Board Change of Control, (ii) the proposed sale or recapitalization of NTC originally contemplated in or about December 1997, including pursuant to the Asset Purchase Agreement dated as of March 31, 1998, between NTC Acquisition, Inc. and NTC, (iii) the proposed NTC debt financing with a financial institution in July 1998, (iv) the sale of up to 2.5 million shares of Rapid Cast at $0.60 per share, (v) upon the redemption of the Cohen Preferred Stock or the approval by the Company's shareholders of the Amendment to Articles and subsequent conversion of the Cohen Preferred Stock into shares of Common Stock based on the conversion price when tendered for conversion on June 10 and 11, 1998, all as provided in this Agreement, the failure to have shares of Common Stock available for issuance to the holders of the Cohen Preferred Stock upon their attempted conversion of such stock into shares of Common Stock on June 10 and 11, 1998 or (vi) any action, failure to act, representation, event, transaction, occurrence or other subject matter resulting from, arising out of, relating to, connected in any way with, or alleged, suggested or mentioned in connection with the matters described in clauses (i) through (v) of this
SECTION 9.5(c).

     9.6.      MAINTENANCE OF D&O INSURANCE.

       The Company shall (and no party hereto shall take any action to impair the ability or power of the Company) provide officers' and directors' liability insurance ("D&O Insurance") covering each person who is or who has been a director or officer of the Company in respect of acts and omissions occurring through the date on which such person shall have ceased to be a director and officer of the Company until the third anniversary of the date of this Agreement, in respect of acts or omissions occurring through the Closing Date, on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date of this Agreement; provided, that the Company shall not be required to pay combined annual premiums for the D&O Insurance in excess of 125% of the premium paid for the existing D&O Insurance by the Company for the current policy period (the "Maximum Premium"); provided further that in the event the payment of the Maximum Premium for any year is insufficient to maintain such insurance, the Company shall purchase as much D&O Insurance coverage as may be purchased for the Maximum Premium; provided, further, that the Company shall not be liable for breach of its obligations to provide D&O Insurance if such insurance cannot be obtained at any price for any annual period in which insurance is so unavailable.

     9.7.      ENFORCEMENT.

       The provisions of SECTION 9.4(b) and SECTION 9.6 hereof shall inure to the benefit of each Indemnitee and the other parties hereto who are indemnified herein or who have rights of indemnification or limitations on liability as described in the second sentence of Section 9.5(b). The Company shall pay all legal fees and expenses incurred by or on behalf of any such person in enforcing his rights under SECTION 9.5(b) and SECTION 9.6 and shall advance to any such person funds to cover such fees and expenses upon receipt of an undertaking from such person to return any portions of such funds that are not used for such fees and expenses or to which he was otherwise not entitled to receive under applicable law.

10.  TERMINATION

     10.1.     TERMINATION EVENTS.

       This Agreement may, by notice given prior to or at the Closing, be terminated:

     (a) by either Casey or the Company if a material breach of any provision of this Agreement has been committed by another party and such breach has not been waived;

     (b) (i) by Casey if any of the conditions in SECTION 7 is or becomes impossible to satisfy (other than through the failure of Casey to comply with his obligations under this Agreement) and Casey has not waived or does not waive such condition; or (ii) by the Company, if any of the conditions in
SECTION 8 is or becomes impossible to satisfy (other than through the failure of the Company or members of the Current Board to comply with their obligations under this Agreement) and the Company or the Current Board have not waived or do not waive such condition;

     (c)  by mutual consent of Casey and the Company; or

     (d) by either Casey or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1998, or such later date upon which the parties may agree.

     10.2.     EFFECT OF TERMINATION.

       Each party's right of termination under SECTION 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to SECTION 10.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations to reimburse Casey for costs and expenses described in clauses (a) through (g) of the first sentence of SECTION 11.2 shall survive such termination; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

11.  MISCELLANEOUS

     11.1.     RULES OF CONSTRUCTION.

       This Agreement shall be construed in accordance with the following rules of construction:

     (a) the terms defined in this Agreement include the plural as well as the singular;

     (b) all references in the Agreement to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, and all such references are for convenience of reference only, and shall be ignored in the construction and interpretation of this Agreement;

     (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

     (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and

     (e)  the words "includes" and "including" are not limiting.

     11.2.     EXPENSES.

       In addition to the costs and expenses otherwise expressly required to be paid in accordance with SECTION 6.2, SECTION 6.4 and SECTION 6.5(b) relating to the Cohen Option and the Cohen Preferred Stock, the Company shall reimburse Casey for any reasonable costs and expenses (including reasonable attorneys' fees) incurred by him in connection with (a) the settlement of the Class Action Lawsuit, (b) any filings made by the Company or Casey with the SEC or any other regulatory agency in connection with the Board Change, (c) the preparation of the Information Statement, (d) obtaining directors' and officers' insurance coverage, (e) negotiating and preparing the non-binding term sheet dated August 21, 1998 (and all prior iterations thereof) relating to the proposed Board Change and this Agreement, (f) any negotiations with WorldCom or First Bank with respect to NTC and (g) any negotiations with institutional investors relating to additional equity or debt financing for the Company or NTC. Other than the costs and expenses relating to the Cohen Preferred Stock and those matters described in clauses (a) through

(g) above, (i) upon the approval of a majority of the Disinterested Director Committee (and without requiring approval of the Company's shareholders), the Company shall reimburse Casey up to $100,000 of costs and expenses incurred by him on or after April 1, 1998 in connection with due diligence concerning the Company and its proposal to sell NTC, the attempt to prevent such sale and any related documentation and his evaluation of his rights and alternatives as a significant shareholder of the Company (collectively, the "Due Diligence and Other Costs") and (ii) upon the approval of the majority of the disinterested members of the New Board and the Company's disinterested shareholders, the Company shall reimburse Casey for Due Diligence and Other Costs in excess of $100,000.


       11.3.   SURVIVAL OF REPRESENTATIONS AND COVENANTS.

       All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall constitute a waiver of the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

     11.4.     NOTICES.

       All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (when an appropriate answer back is received from the recipient's telecopier), provided that a copy is mailed by U.S. mail, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth in EXHIBIT A (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties).

     11.5.     EQUITABLE REMEDIES.

       Each party hereto acknowledges that any other party hereto to whom or which it owes any obligation hereunder would not have an adequate remedy at law for money damages, and that irreparable harm would occur, in the event that any or all of such obligations were not honored strictly in accordance with their terms, and therefore agrees that such other party or parties shall be entitled to an injunction (or other appropriate equitable remedy) to prevent any such breach of those obligations and to obtain specific enforcement of such obligations in addition to any other remedy to which it may be entitled at law or in equity.

     11.6.     ENTIRE AGREEMENT; AMENDMENT.

       This Agreement supersedes all prior and contemporaneous written and oral agreements and understandings between the parties with respect to its subject matter (including the term sheet dated August 21, 1998 delivered by Casey and approved by the Company) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.7.     SUCCESSORS; ASSIGNMENT.

       This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, representatives and permitted assigns, but no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     11.8.     GOVERNING LAW.

       This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the principles of conflicts of laws.

     11.9.     COUNTERPARTS.

       This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     11.10.    ATTORNEYS' FEES.

       If any legal proceeding should be instituted to enforce any term hereof by any party, the prevailing party or parties in such litigation shall be entitled to recover all of their costs and expenses, including reasonable attorneys' fees and related costs and expenses.

     11.11.    FURTHER ASSURANCES.

       The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

     11.12.    WAIVER.

       The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. No provision of this Agreement may be waived except in a writing signed by the party to be charged with the waiver. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

     11.13.    SEVERABILITY.

       If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by their duly authorized officers, as of the date first above written.



 INCOMNET, INC.

 By
    -------------------------------
    Melvyn Reznick
    Chairman and Chief Executive Officer


 -----------------------------------     ------------------------------------
 RICHARD HOROWITZ                        HOWARD SILVERMAN



 -----------------------------------     ------------------------------------
 ROLF LESEM                              DAVID WILSTEIN



 -----------------------------------     ------------------------------------
 MELVYN REZNICK                          NANCY ZIVITZ



 -----------------------------------
 JOHN P. CASEY

                                     EXHIBIT A

                                      NOTICES

All notices, consents, waivers and other communications under the Agreement must be in writing and delivered in accordance with SECTION 11.4 to the addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Casey:              c/o Meridian
                              10220 River Road
                              Suite 115
                              Potomac, Maryland 20845
                              Facsimile No.: (301) 983-9012

          with a copy to:     Heller Ehrman White & McAuliffe
                              601 S. Figueroa Street, 40th Floor
                              Los Angeles, California 90017
                              Attention: Henry Lesser, Esq.
                              Facsimile No.: (213) 614-1868

          Company :           Incomnet, Inc.
                              20501 Ventura Boulevard
                              Suite 265
                              Woodland Hills, California 91364
                              Attention: Chairman
                              Facsimile No.: (818) 587-5697

          with a copy to:     Irell & Manella, LLP
                              1800 Avenue of the Stars
                              Suite 900
                              Los Angeles, California 90067
                              Attention:  Andrew W. Gross
                              Facsimile No.: (310) 203-7199

          Horowitz :          Richard Horowitz
                              Management  Brokers Insurance Company
                              9301 Wilshire Boulevard
                              Suite 206
                              Beverly Hills, California 90210
                              Facsimile No.: (310) 278-6285

          Lesem :             Rolf Lesem
                              5171 Dumont Place
                              Woodland Hills, California 91364
                              Facsimile No.: (818) 716-1729

          Reznick :           Melvyn Resnick
                              c/o Incomnet, Inc.
                              20501 Ventura Boulevard
                              Suite 265
                              Woodland Hills, California 91364
                              Facsimile No.: (818) 587-5691

          Silverman :         Howard Silverman
                              2618 South Beverly Drive
                              Los Angeles, California 90034
                              Facsimile No.: (310) 838-0224

          with a copy to:     Howard Silverman
                              300 East 62nd Street
                              Apt. 1001
                              New York, New York 10021
                              Facsimile No.: (212) 421-5111

          Wilstein :          David Wilstein
                              Realtech Inc.
                              2080 Century Park East
                              Penthouse
                              Los Angeles, California 90067
                              Facsimile No.: (310) 553-0205

          Zivitz :            Nancy Zivitz
                              7734 Silver Bell Drive
                              Sarasota, Florida 34241
                              Facsimile No.: (941) 923-4312

                                    SCHEDULE 3.1
                               CONFLICTS WITH CURRENT
                              BOARD MEMBERS' CONTRACTS

       None.

                                    SCHEDULE 3.2
                          CONFLICTS WITH COMPANY CONTRACTS


Without any admission that the Board Change has or will result in any conflict with, breach, default or otherwise give rise to the consequences referred to in SECTION 3.2 of the Agreement, the following Contracts are specifically excepted from the representations and warranties set forth in
SECTION 3.2

       1.   The WorldCom Agreement (as defined in the Agreement);

       2.   The First Bank Credit Facility (as defined in the Agreement); and

       3. The Employment Agreement between Melvyn Reznick and the Company, as amended.